Exhibit 99.1

T2 Biosystems Announces Preliminary Second Quarter 2023 Financial Results

Received record quarterly sepsis test panel orders and strengthened balance sheet

LEXINGTON, Mass., July 12, 2023 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced preliminary unaudited financial and operational results for the second quarter 2023.

Recent Financial and Operational Highlights (unaudited)

•	Achieved second quarter total revenue of $2.0 million, comprised entirely of product revenue.

•	Achieved sepsis test panel revenue of $1.3 million, representing an increase of 7% compared to the prior year period, despite ending the second quarter with a $0.4 million sepsis test backorder.

•	Executed contracts for 11 T2Dx® Instruments during the second quarter, including 4 in the U.S. and 7 internationally.

•	Secured multi-year contract with a European distributor for 7 T2Dx Instruments and sepsis test panels for Poland – including T2Bacteria® Panel, T2Candida® Panel, and T2Resistance® Panel.

•	Implemented a restructuring program in May 2023, including a workforce reduction of nearly 30%.

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Strengthened balance sheet by converting $10.0 million, or approximately 20%, of term loan debt with CRG Servicing LLC (“CRG”) in exchange for 48,345,798 shares of T2 Biosystems common stock and Series B Convertible Preferred Stock convertible into 93,297,259 shares of common stock.

•	Completed Nasdaq listing compliance hearing and a response is expected within 30 days.

•	Cash and cash equivalents totaled $16.1 million as of June 30, 2023, including $18.5 million of net proceeds from the sale of shares through the ATM facility in the second quarter.

Recent Pipeline and Clinical Highlights

•	Completed patient enrollment in the U.S. clinical trial for the T2Resistance Panel.

•	Filed FDA submission for T2Biothreat™ Panel, a direct-from-blood diagnostic test that runs on the FDA-cleared T2Dx Instrument and detects six biothreat pathogens identified as threats by CDC.

•	Submitted for FDA Breakthrough Device Designation for a direct-from-blood diagnostic test to detect Candida auris, a multidrug-resistant fungal pathogen identified by CDC as an urgent threat.

•	Established a clinical collaboration with Vanderbilt University Medical Center to implement the T2Bacteria Panel and assess its impact on antibiotic usage and clinical interventions.

“We achieved a number of significant milestones during the second quarter, including record demand for our sepsis test panels, the second largest sepsis-driven instrument order in company history, the FDA 510(k) submission for the T2Biothreat Panel, and the FDA Breakthrough Device Designation application for our Candida auris test,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “In addition, we recently strengthened our balance sheet through sales of common stock and the conversion of $10 million of debt to equity, extending our cash runway to pursue strategic initiatives.”

The Company’s second quarter 2023 financial results are preliminary and are subject to the completion of the audit of the Company’s second quarter 2023 financial statements. Complete second quarter 2023 financial results will be announced in August.

2023 Financial Outlook

The Company now expects full year 2023 total sepsis and related product revenue of $9.5 million to $10.5 million, representing growth of 13% to 25%, compared to $8.4 million in 2022.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2SARS-CoV-2™ Panel and are powered by the Company’s proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the Candida auris test, the T2Lyme™ Panel, the T2Biothreat™ Panel, as well as additional products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue results and cash balance, financial outlook, cost improvement measures, timing of completion of clinical trials, anticipated strategic priorities, status of product development pipeline, product demand, commitments or opportunities, and growth expectations or targets, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission, or SEC, on March 31, 2023, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406